Exhibit 99.1
PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893

For Immediate Release                                                     March 17, 2009

Contact:   Albert W. Ondis
   Joseph P. O’Connell
   Astro-Med, Inc.
   (401) 828-4000
   www.Astro-MedInc.com

Astro-Med, Inc. Reports Fourth Quarter and Fiscal 2009 Results;

Directors Declare Quarterly Cash Dividend

West Warwick, RI, March 17, 2009 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $263,000, equal to $0.04 per diluted share on sales of $15,631,000 for the Fourth Quarter ended January 31, 2009. During the comparable period of the previous year, the Company reported net income of $1,340,000, equal to $0.18 per diluted share on sales of $18,131,000.

Net income in the prior year’s Fourth Quarter included a restructuring charge of approximately $316,000 after tax equal to $0.04 per diluted share. The previous year’s Fourth Quarter net income also included a tax benefit of $739,000, equal to $0.10 per diluted share related to the closing of our sales and service offices in Italy and the Netherlands.

During the twelve-month period of the fiscal year, net income was $2,964,000, equal to $0.40 per diluted share on sales of $71,783,000. For the comparable period last year, the Company reported net income of $4,310,000, equal to $0.57 per diluted share on sales of $72,371,000.

In addition to the restructuring charge, net income in the prior fiscal year includes tax benefits of $1,185,000 or $0.15 per diluted share due to favorable reduction of certain income tax examinations as well as benefits related to the disposition of the Company’s subsidiary in Italy, noted above.

Commenting on the results, Albert W. Ondis, Chief Executive Officer said, “For the year which ended January 31, 2009, the Company achieved sales of $71,783,000, improved Gross Profit Margins to 43.3%, raised the operating income margin to 6.4% and earned net income of approximately $3,000,000 or $.40 per diluted share. In addition, the Company added $4,500,000 to its cash and marketable securities balance of $22,105,000 to maintain a current ratio of 6.08:1.  During the year we introduced four new major products, solidified our field sales organization and formalized our acquisition strategy. Astro-Med’s focus and energy will continue to center on achieving our Mission of customer-centered sales growth, increased profitability, and enhanced shareholder value.

“As we stated in our preliminary earnings and sales statement of February 18, 2009, the effects of the economic slowdown were rather broadly felt, particularly in our QuickLabel Systems product lines. QuickLabel Systems products, which serve the packaging industry, are closest to retail markets so that QuickLabel product demand fluctuates with consumer demand. As retail consumers cut back on purchases in all geographic markets, sales of our label printing consumables and label printers slowed significantly. The sales decline was felt most in the United States, but our export sales were also affected.

"We also felt a rather sudden slow down in sales of our Test & Measurement product lines since these data recorder and telemetry products are considered capital equipment purchases, and many businesses and organizations applied the brakes quite summarily to such purchases. Sales of our Ruggedized Products line, consisting principally of the special cockpit printers we make for aircraft such as the new Boeing 787, the Airbus A380, and certain models of the Boeing 747 and Boeing 777, were negatively impacted by the well-publicized production delays at both Boeing and Airbus. Demand was also impacted by the slow down in passenger air travel which has led the airlines to postpone new airplane deliveries."

However, in the face of these negative developments, Ondis concluded, "Our Grass Technologies product lines achieved strong sales as our sleep diagnostic and other neurological diagnostic and research products gathered increased acceptance from customers around the world.”

Cost-Reduction Initiative

Ondis described a program of cost-reduction now underway at Astro-Med. “Notwithstanding the favorable news from our Grass Technologies product line, we have already instituted an austerity program to mitigate the effects of the business slowdown. Included and already in effect are wage and salary freezes, layoffs, and a general reduction in the working hours of most of our employees involved in production. We are continuing all R&D activities as we believe that the development of advanced new products will promote the growth and profitability of Astro-Med,” said Ondis.

Directors Declare Quarterly Dividend

On March 5, 2009, the Directors of Astro-Med declared the regular quarterly cash dividend of $0.06 per share, payable on April 3, 2009 to shareholders of record on March 20, 2009.

Conference Call Scheduled for March 18, 2009 at 11:00 am

The Fourth Quarter conference call will be held on Wednesday, March 18, 2009 at 11:00 AM EDT. It will be broadcast in real time on the Internet through the Investing section of our website, and following the live broadcast, an audio webcast of the call will be available for ten days at www.Astro-MedInc.com. We invite you to log on and listen on March 18th, or to participate in the conference call by dialing 800-240-2430.  A conference call replay will also be available for ten days by dialing 800-405-2236.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index.  Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2008 annual report and its quarterly filings with the Securities and Exchange Commission.

ASTRO-MED, INC.

Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Twelve-Months Ended
	January 31, 2009	January 31, 2008	January 31, 2009	January 31, 2008
Net Sales	$15,631	$18,131	$71,783	$72,371

Gross Profit	6,553	8,062	$31,068	$31,111
	41.9%	44.5%	43.3%	43.0%
Operating Expenses:
Selling	4,014	4,508	16,942	17,126
Research & Development	1,205	1,172	4,885	4,589
General & Administration	1,020	1,290	4,615	4,682
Restructuring Charge	-	515	-	515
	6,239	7,485	26,442	26,912

Operating Income	314	577	4,626	4,199
	2.0%	3.2%	6.4%	5.8%

Other Income (Expense), Net	(49)	222	(49)	855

Income Before Taxes	265	799	4,577	5,054

Income Tax (Provision)/Benefit	(2)	541	1,613	(744)

Net Income	$263	$1,340	$2,964	$4,310

Net Income Per Share – Basic	$0.04	$ 0.19	$0.42	$ 0.63
Net Income Per Share – Diluted	$0.04	$ 0.18	$0.40	$ 0.57

Weighted Average Number of Common Shares - Basic	7,010	6,896	6,988	6,885
Weighted Average Number of Common Shares - Diluted	7,313	7,473	7,438	7,532

Dividends Declared Per Common Share	$0.06	$0.05	$0.24	$0.20

Selected Balance Sheet Data
In Thousands (Unaudited)

	As of January 31, 2009	As of January 31, 2008
Cash & Marketable Securities*	$22,105	$17,556

Current Assets	$48,023	$48,384

Total Assets	$62,155	$61,699

Current Liabilities	$7,904	$8,973

Shareholders’ Equity	$51,471	$49,355

                         *Includes LT investments

Reconciliation of Non-GAAP Financial Information

In an effort to provide investors information regarding the Company’s results, the Company disclosed certain Non-GAAP information which management believes provides useful information to the investor in order for them to understand the certain adjustments impacting the Company’s results of operations.

A reconciliation of net income and net income per diluted share as reported under GAAP to the Non-GAAP net income and net income per diluted share for the three-months and twelve-months ended January 31, 2009 and January 31, 2008 is as follows in ($000’s):

	Three-Months Ended		Twelve-Months Ended
	1/31/2009	1/31/2008	1/31/2009	1/31/2008
Operating Income - GAAP	$314	$577	$4,626	$4,199
Restructuring Charge	_	515	_	515
Operating Income	314	1,092	4,626	4,714
Other Income, Net	(49)	222	(49)	855
Income Before Tax	265	1,314	4,577	5,569
Income Tax Benefit (1)	_	707	_	1,153
Income Tax (Provision) (2)	(2)	(1,104)	(1,613)	(3,281)
Net Income – Non GAAP (3)	$263	$917	$2,964	$3,441
EPS Per Share-Basic - Non GAAP (3) EPS Per Share-Diluted - Non GAAP (3)	$0.04 $0.04	$0.13 $0.12	$0.42 $0.40	$0.50 $0.46

(1) Represents tax adjustments associated with the following items:
                (a) During the Fourth Quarter of Fiscal 2008 tax benefit of $739 on the disposition on the Italian
       Subsidiary and tax expense of $32 on certain FIN48 adjustments
  (b) During Fiscal 2008 tax benefit of $739 on the disposition of the Italian Subsidiary, tax expense of $32 on certain FIN48 adjustments and a $446 tax benefit on the favorable resolution of certain income tax examinations recorded in the third quarter
(2)  Represents the following items:
 (a)  During the fourth quarter of Fiscal 2008 income tax expense of $365 and the exclusion of the tax benefit of $739 on the disposition of the Italian subsidiary
 (b)  During Fiscal 2008 income tax expense of $2,096, the exclusion of the tax benefit of $739 on the disposition of the Italian Subsidiary and the exclusion of the $446 due to favorable resolution of certain income tax examinations
 (3)  Pertains to FY 2008 only.

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